                                                                   EXHIBIT 12(b)

                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements



                                                    2000       1999
                                                   -----------------
                                              (In thousands, except ratio)

Net income                                         $3,898     $3,724

Fixed charges:
         Advisory fees                                125        125

Total fixed charges                                   125        125

Earnings before fixed charges                       4,023      3,849

Fixed charges, as above                               125        125

Preferred stock dividend requirements               2,723      2,723

Fixed charges including preferred
         stock dividends                           $2,848     $2,848

Ratio of earnings to fixed charges and
         preferred stock dividend requirements       1.41       1.35


                                      30